Exhibit 10.7

March 10, 2005

Karl Reinhard Beutner, MD, PhD

Re:    Offer of Employment by Anacor Pharmaceuticals, Inc.

Dear Karl:

        I am very pleased to confirm to you our offer of employment with Anacor Pharmaceuticals, Inc. (the "Company" or "Anacor") as our Chief Medical Officer, a full-time, exempt level position reporting directly to me and working in our Bay Area location. Subject to fulfillment of all conditions imposed by this offer letter, we would like your start date to be April 11, 2005, as mutually agreed to by you and the Company. In this key position and as part of the senior management team, you will provide strategic scientific leadership with primary responsibility for planning, organizing, and managing the Company's drug development and regulatory programs. Specific responsibilities include but are not limited to providing the leadership and ongoing clinical and regulatory perspective to the research and development strategy as well as pre-clinical, operating, manufacturing and business decisions for the Company, overseeing and executing the clinical strategy design for Anacor's lead drug candidates, design and execute the Anacor's worldwide regulatory strategy, represent the Company externally and with strategic partners and work with business development to identify and evaluate appropriate product candidates. You will also participate in related tasks as assigned by the Company. The terms of our offer and the benefits currently provided by the Company are as follows:

        1.     Your starting base salary as a full-time employee will be $11,250 per semi-monthly pay period, which is equivalent to $270,000 annually, and will be paid per the Company's standard payroll process and less all applicable taxes and withholdings. In addition, the Company will provide you with a one-time sing-on bonus in the amount of $10,000 ("Sign-on Bonus"). The Sign-on Bonus will be paid to you in your first regular paycheck following your effective date of hire and will be subject to all applicable payroll taxes and withholdings. If your employment with the Company terminates by reason of voluntary resignation or for Cause (as defined below), within one year of your effective start date, you agree to repay the Company, the prorated portion of the total Sign-on Bonus corresponding to the remaining period in the one year. Such repayment will be due to the Company upon termination of employment. For purposes of this agreement "Cause" is defined as failure or refusal to comply in any material respect with the reasonable policies, standards or regulations of the Company; causing material loss or damage to the Company; a good faith determination by the Company's Chief Executive Officer of substandard performance or failure to perform duties determined by the Company; unethical or fraudulent conduct; material breach of a term of this offer agreement or of the Confidential Information and Invention Assignment Agreement, including, without limitation, theft of the Company's proprietary information; or an unlawful or criminal act which would reflect badly on the Company in the Company's reasonable judgment.

        2.     In addition, you will be eligible for a performance bonus of up to twenty percent (20%) of your base salary ("Performance Bonus"). Fifty percent (50%) of the Performance Bonus is contingent on your achievement of individual performance objectives as mutually established by you and the Company ("Individual Component"). The remaining fifty percent (50%) of the Performance Bonus is contingent on the Company's achievement of its corporate objectives ("Company Component"). The Individual Component of the Performance Bonus will be assessed on, and if earned, paid on a quarterly basis and prorated for your length of service. The Company Component of the Performance Bonus will be assessed on, and if earned, paid on an annual basis, and prorated for your length of service. The Company will determine in its sole discretion, the level of achievement of each Performance Bonus component. The Performance Bonus, if earned, will be paid less all applicable taxes and withholdings.

        3.     As a full-time employee you will be eligible to participate in health insurance, and other employee benefit plans established by the Company, subject to any eligibility requirements imposed by such plans. You will also be eligible for paid time off ("PTO") equal to four (4) weeks or twenty (20) working days accrued per year of service, which will accrue on a prorated basis each pay period during which you are an active employee.

        4.     The Company recognizes that you have established a successful, independent dermatology practice and agrees that you may continue such practice provided you (1) limit your time spent on your practice to 10% and devote the remaining 90% of your time to the business of the Company, and (2) that this and any other outside activities do not breach your obligations as set forth in the Company's Confidential Information and Invention Assignment Agreement. In order to accommodate continuation of your dermatology practice, the Company will allow you to work from home 1 day per week.

        5.     In order to assure a smooth transition from your current employer, Dow Pharmaceutical Sciences ("Dow"), we would like to set forth the following transition schedule (Transition Period): for the first 4 weeks from your date of hire, you agree to spend 60% of time (3 days per week), working for Anacor; and for the following 4 weeks you agree to spend 80% of time (4 days per week), working for Anacor until you reach 90% time (4.5 days per week) working solely for Anacor on June 6, 2005. During the Transition Period, you will receive a prorated portion of your salary commensurate with the amount of time you spend working for Anacor. For salary and benefits purposes, working 90% time for Anacor will be considered full-time.

        6.     In an effort to facilitate you working on-site at Company headquarters for at least 4 days per week, upon commencing employment with the Company, the Company will assist you in securing temporary housing arrangements. The specifics of these arrangements will be determined by the Company once the employment offer has been accepted.

        7.     Notwithstanding the transition schedule outlined in Paragraph 5 above, as a full-time employee of the Company, you agree that you will devote at least 90% of your business time and attention to the business of the Company, and that the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice. You further agree that during the course of your employment with the Company, you will not render commercial or professional services of any nature to any person or organization, other than those explicitly set forth in this offer of employment, whether or not for compensation, without the prior written consent of the Company's Chief Executive Officer, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company, as determined by the Company.

        8.     As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions, which will be the property of the Company. To protect the interests of the Company, you will be required to sign the Company's standard "Confidential Information and Invention Assignment Agreement" as a condition of your employment. We wish to impress upon you that we do not want you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.

        9.     We will recommend to the Board of Directors of the Company (the "Board") that you be granted the opportunity to purchase 225,000 options of Common Stock of the Company ("Options"), under its 2001 Equity Incentive Plan (the "Plan") at the fair market value of the Company's Common Stock, as determined by the Board upon their approval of such grant. Twenty-five percent (25%) of the Options will vest on the one year anniversary date of your employment, and the remaining Options will vest monthly in equal portions over the following three years for a total vesting term of four years. The Options will be governed by the terms and conditions of the Plan and corresponding option agreement. Further details on the Plan and any specific option granted to you will be provided upon approval of such grant by the Company's Board. At the completion of Anacor's ongoing Series C financing, it is expected that all employees will receive additional stock option grants that will adjust their holdings for the dilution that was created by the financing. You will be eligible for such an increase and will be treated in a manner similar to other employees.

        10.   Contingent upon the Board's further approval, you will be eligible for certain acceleration benefits for the vesting of restricted stock and/or stock options held by you in the event of a "Change of Control" of the Company, per the enclosed Change of Control Provisions (Exhibit A), which is a summary of the key provisions of this acceleration benefit.

        11.   While we look forward to a mutually satisfying relationship, should you decide to accept our offer, your employment is for no specific period of time and you will be an at-will employee of the Company, which means the employment relationship can be terminated by either you or the Company at any time, with or without cause of advance notice. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. This at-will provision may only be amended in a writing signed by both you and the Company's Chief Executive Officer. Further, your participation in any stock option or benefit programs is not to be regarded as assuring you of continuing employment for any particular period of time. As always, the Company reserves the right to modify, delete, or otherwise amend its benefits, compensation and incentive programs, and work assignments from time to time as it deems necessary in its sole discretion.

        12.   For purposes of federal immigration law, and as a requirement of employment with the Company, within three (3) business days of starting your new position you will need to present documentation demonstrating your identity and eligibility to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact Human Resources.

        13.   This offer supersedes and replaces any prior representations or agreements, written, verbal or otherwise, between you and the Company regarding the terms described in this letter. This offer, if not accepted, will expire on March 11, 2005. Please sign this letter below and return one original, along with executed originals of the referenced and enclosed documents as applicable, to Anacor Pharmaceuticals, Inc., Attention: Human Resources. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter as well as the referenced and enclosed documents. A duplicate letter is enclosed for your files. Should you have anything else that you wish to discuss, please do not hesitate to call us.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ DAVID PERRY

David Perry
Chief Executive Officer

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms set forth above. No further commitments were made to me as a condition of employment.

/s/ KARL R. BEUTNER Karl Reinhard Beutner, MD, PhD	Date Signed:	3/11/05
	Effective Start Date:	4/11/05